UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
June 14, 2016
Date of Report (Date of earliest event reported)

INFOBLOX INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35507	20-0062867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3111 Coronado Drive, Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (408) 986-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Cost Associated with Exit or Disposal Activities

On June 16, 2016, Infoblox Inc. (the “Company”) announced a restructuring plan to reprioritize and reduce investments in all functions of the Company, with the largest reductions in the Sales and Marketing functions, and additional reductions in the Research and Development and the General and Administrative functions. This restructuring plan includes actions intended to optimize program-based and discretionary spending; to revise hiring priorities with a goal to support customer-facing sales coverage while improving overall sales and marketing efficiency; and to reduce headcount in higher cost locations and for certain identified positions. In connection with these actions, the Company expects to reduce net global headcount by approximately 110 positions, or 12%, through position eliminations. The Company estimates that it will incur total costs in connection with the restructuring of approximately $6.5 million, of which approximately $5.8 million is expected to be for severance and termination benefits and the remainder for facilities closures, contract termination and relocation and other restructuring-related costs.  Substantially all of these charges are expected to consist of cash expenditures. The Company expects to substantially complete these actions in the fourth quarter of fiscal 2016, with some actions to be completed in the first quarter of fiscal 2017. The Company expects to recognize the substantial majority of the restructuring charges in the fourth quarter of fiscal 2016, with the remaining costs to be recognized in the first quarter of fiscal 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOBLOX INC.

Date	June 16, 2016	By:	/s/ Janesh Moorjani
Janesh Moorjani
Executive Vice President and Chief Financial Officer